Exhibit 10.2

MCCABE PETROLEUM CORPORATION

500 W. Texas, Suite 1110 ● Midland, Texas

P.O. Box 11188 ● Midland, Texas 79702

(432) 684-0018 ● Fax (432) 684-0048

April 15, 2015

Jason Hoisager, President

Arabella Exploration, Inc.

509 Pecan Street Suite 200

Fort Worth, TX 76102

Re: Letter of Intent

Jason,

Simultaneous with the Arabella Exploration, Inc. (Arabella) closing with Legacy Reserves on certain properties in Reeves and Ward Counties Texas more fully described on the attached Exhibit “A”, Arabella and McCabe Petroleum Corporation (MPC) agree to the following terms:

1) MPC agrees to reassign all of its approximately 1,003,000 shares in Arabella back to Arabella

2) MPC agrees to forego any additional earn-out shares in Arabella, which, based upon performance hurdles, could be as much as another 500,000 shares

3) MPC agrees to assign all of its back-in after payout ownership in the Pat Wilson Participation Agreement by and between MPC and Cimarex and attached as Exhibit “B” to this document. The effective date of this transfer of ownership from MPC to Arabella will be May 1, 2015.  In the event the Pat Wilson Project has not reached payout, MPC will be responsible for paying any shortfall to effectuate payout and get Arabella into full working interest status.  In the event, payout on this project has actually occurred before the May 1, 2015 effective date, then MPC will receive any and all revenue and expenses associated with this property previous to May 1, 2015.

4) MPC agrees to forego all of the debt that it is owed by Arabella for acreage money on projects before Arabella went public.

5) MPC agrees to forego the $400,000 of debt that it is owed by Arabella for loans made by MPC to Arabella during the last three months.

6) Arabella agrees to work with MPC on the Hazel Prospect in Sterling County, Texas.  Arabella will be responsible for securing any and all rights to drill on this acreage. Furthermore, Arabella agrees to drill at least one vertical well to a depth sufficient to test the Atoka formation on the Hazel Prospect within one year from the effective date of the closing between Legacy and Arabella.  In the event Arabella does not drill this required well, then Arabella agrees to return the 1,003,000 Arabella shares, plus any earn out shares, previously assigned from MPC to Arabella as described above.

7) Arabella agrees to give MPC a 25% working interest back-in after project payout on the Hazel Prospect; a Participation Agreement on the Hazel Prospect by and between Arabella and MPC will be executed by both parties at closing of the Arabella and Legacy deal.

8) Arabella agrees to pay a $50,000 geologic origination fee to Rich Masterson within one week of closing with Legacy.

9) Arabella agrees to purchase MPC's 967.5 net acres of NPRI (known as the Cobb acreage), plus 1935 net acres of executive rights, that is located within the Hazel Prospect.  The purchase price will be $4,330,000, which is MPC's actual cost of the acreage.  This purchase will take place within 90 days of the closing between Legacy and Arabella on the first Cobb purchase; the second Cobb purchase is under an LOI with McCabe and shall take place on or before August 5, 2015.

10) Upon closing of the purchase of the minerals described in paragraph 9) above, then Arabella has the option of either of the following:

a) all of the cost, expenses, and income of these NPRI acres will be subject to the 25% back-in after payout as described in paragraph 7) above and if project payout ever occurs then Arabella will reassign 25% of the NPRI acres to Green Hill Minerals, LLC as a commission, or

b) Arabella agrees to assign at closing of the minerals 12.5% of those NPRI acres to Green Hill Minerals, LLC, as a commission.

11) In the event that the contemplated transaction between Legacy and Arabella does not occur, then this agreement is null and void.

If this letter clearly sets forth your understanding of our agreement, please sign and exchange copies.

Sincerely,

Greg McCabe

Jason Hoisager, President	date
Arabella Exploration, Inc.